EXHIBIT 99.1

STERLING FINANCIAL CORPORATION

2006 EQUITY COMPENSATION PLAN

1.

Purpose. The purpose of this Equity Compensation Plan (the “Plan”) is to advance the development, growth and financial condition of Sterling Financial Corporation (the “Corporation) and each subsidiary thereof as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), by providing incentives through participation in the appreciation of capital stock of the Corporation so as to secure, retain and motivate personnel who may be responsible for the operation and management of the affairs of the Corporation and any such subsidiary now or hereafter existing (“Subsidiary”). The Corporation believes that the Plan will cause the participants to contribute materially to the growth of the Corporation, thereby benefiting the Corporation’s shareholders, and will align the economic interests of the participants with those of the shareholders.

2.

Term. The Plan shall become effective as of the date (the “Effective Date”) it is adopted by the Corporation’s Board of Directors (the “Board”), so long as the Corporation’s shareholders duly approve the Plan within twelve (12) months either before or after the date of the Board’s adoption of the Plan. Any and all options and rights awarded under the Plan (“Awards”) before it is so approved by the Corporation’s shareholders shall be conditional upon and may not be exercised before timely obtainment of such approval, and shall lapse upon the failure thereof. If the Plan is so approved, it shall continue in effect until all Awards either have lapsed or been exercised, satisfied or cancelled according to their terms under the Plan. The Plan shall remain in effect until the day immediately preceding the tenth anniversary of the Effective Date, at which time it shall terminate.

3.

Stock. The shares of stock that may be issued under the Plan shall not exceed in the aggregate 2,500,000 shares of the Corporation’s common stock, par value $5.00 per share (the “Stock”), as may be adjusted pursuant to paragraph 20 hereof, all of which shares may be available for Awards pursuant to paragraph 7. Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Stock that shall be subject to Awards made under the Plan to any one individual during any calendar year shall be 250,000 shares. Each share of Stock with respect to “full-value Awards,” meaning Awards other than Options, SARs, or Awards for which the Recipient pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Corporation shall reduce the number of shares of Stock available for delivery under the Plan by two (2). Each share of Stock issued with respect to an Award that is not considered a full-value Award as described in the immediately preceding sentence shall reduce the number of shares of Stock available for delivery under the Plan by one (1). With respect to the issuance of SARs, the number of shares of Stock available for Awards under the Plan will be reduced by the gross number of SARs granted. Such shares of Stock may be either authorized and unissued shares of Stock, or authorized shares of Stock issued by the Corporation and subsequently reacquired by it as treasury stock. Under no circumstances shall any fractional shares of Stock be issued or sold under the Plan or any Award. Except as may be otherwise provided in the Plan, any Stock subject to an Award under the Plan (or any predecessor to the Plan) that for any reason lapses or terminates prior to its exercise as to such Stock shall become and again be available under the Plan. The Corporation shall reserve and keep available, and shall duly apply for any requisite governmental authority to issue or sell the number of shares of Stock needed to satisfy the requirements of the Plan while in effect. The Corporation’s failure to obtain any such governmental authority deemed necessary by the Corporation’s legal counsel for the lawful insurance and sale of Stock under the Plan shall relieve the Corporation of any duty, or liability for the failure to issue or sell such Stock as to which such authority has not been obtained.

4.

Administration. The Plan shall be administered and interpreted by the committee (the “Committee”) to which the Board has delegated functional responsibility with respect to executive compensation matters; provided, however, that the Committee shall consist exclusively of two (2) or more non-employee directors from the Board serving for such terms as determined, selected and appointed by the Board. The Board or Committee may, to the extent that it deems necessary to comply with Code Section 162(m) or the regulations thereunder, require that each member of the Committee also be an “outside director” as that term is defined in the regulations under Code Section 162(m). The Board shall fill all vacancies occurring in the Committee’s membership, and any time and for any reason may add additional members to the Committee or may remove members from the Committee and appoint their successors. Except as otherwise permitted under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules and regulations thereto, a member of the Committee must be a director of the Corporation and during the year prior to commencing service on the Committee, and while a member of the Committee, was not granted or awarded any Awards, allocations or other options or rights of or with respect to Stock or any other equity securities of the Corporation or its affiliates pursuant to the Plan or any other plan of the Corporation or its affiliates which provides for grants or awards; provided, however, that a member of the Committee may receive compensation (including Stock) in his capacity as a director of the corporation. A majority of the Committee’s membership shall constitute a quorum for the transaction of all business of the Committee, and all decisions and actions taken by the Committee shall be determined by a majority of the members of the Committee attending a meeting at which a quorum of the Committee is present.

The Committee shall be responsible for the management and operation of the Plan and, subject to its provisions, shall have full, absolute and final power and authority, exercisable in its sole discretion; to interpret and construe the provisions of the Plan, adopt, revise and rescind rules and regulations relating to the Plan and its administration, and decide all questions of fact arising in the application thereof; to determine what, to whom, when and under what facts and circumstances Awards shall be made, and the form, number, terms, conditions and duration thereof, including but not limited to when exercisable, the number of shares of Stock subject thereto, and Stock option purchase prices; to adopt, revise and rescind procedural rules for the transaction of the Committee’s business, subject to any directives of the Board not inconsistent with the provisions or intent of the Plan or applicable provisions of the law; and to make all other determinations and decisions, take all actions and do all things necessary or appropriate in and for the administration of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Code Section 162(m), the Committee will exercise its discretion consistent with qualifying the Award for that exception. The Committee’s determinations, decisions and actions under the Plan, including but not limited to those described above, need not be uniform or consistent, but may be different and selectively made and applied, even in similar circumstances and among similarly situated persons. Unless contrary to the provisions of the Plan, all decisions, determinations and actions made or taken by the Committee shall be final and binding upon the Corporation and all interested persons, and their heirs, personal and legal representatives, successors, assigns and beneficiaries. No member of the Committee or of the Board shall be liable for any decision, determination or action made or taken in good faith by such person under or with respect to the Plan or its administration.

5.

Awards. Awards may be made under the Plan in the form of: (a) “Qualified Options” to purchase Stock that are intended to qualify for certain tax treatment as incentive stock options under Section 422 of the Code, (b) “Non-Qualified Options” to purchase Stock that are not intended to qualify as incentive stock options, (c) Stock Appreciation Rights (“SARs”), (d) “Restricted Stock” or (e) “Performance Units”. More than one Award may be granted to an eligible person, and the grant of any Award shall not prohibit the grant of any other Award, either to the same person or otherwise, or impose any obligation upon the person to whom granted to exercise the Award. All Awards and the terms and conditions thereof shall be set forth in written agreements, in such form and content and approved by the Committee from time to time, and shall be subject to the provisions of the Plan whether or not contained in such agreements. Multiple Awards for a particular person may be set forth in a single written agreement or multiple agreements, as determined by the Committee, but in all cases each agreement for one or more Awards shall identify each of the Awards thereby represented as Qualified Options, Non-Qualified Options, SARs, Restricted Stock, or Performance Units as the case may be. Except as otherwise provided in paragraph 22, every Award made to a person (a “Recipient”) shall be exercisable during his or her lifetime only by the Recipient, and shall not be salable, transferable or assignable by the Recipient except by his or her will or pursuant to applicable laws of descent and distribution.

6.

Eligibility. Persons eligible to receive Awards shall be all employees of the Corporation and each Subsidiary, as determined by the Committee. A person’s eligibility to receive Awards shall not confer upon him or her any right to receive any Awards; rather, the Committee shall have the sole authority, exercisable in its discretion consistent with the provisions of the Plan, to select when, to whom and under what facts and circumstances Awards will be made. Except as otherwise provided herein, a person’s eligibility to receive, or the actual receipt of, Awards under the Plan shall not limit or affect his or her benefits under or eligibility to participate in any other incentive or benefit plan or program of the Corporation or its affiliates.

7.	Qualified Options. In addition to other applicable provisions of the Plan, all Qualified Options and Awards thereof shall be subject to the following terms and conditions:
(a)

No Qualified Option shall be awarded more than ten (10) years after the date the Plan is adopted by the Board or the date the Plan is approved by the Corporation’s shareholders, whichever date is earlier.

(b)

The time period during which any Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date such Option is awarded.

(c)

If the Recipient of a Qualified Option ceases to be employed by the Corporation or any Subsidiary for any reason other than his or her death, the Committee may permit the Recipient thereafter to exercise such Option during its remaining term for a period of not more than three (3) months after such cessation of employment to the extent that the Option was then and remains exercisable, unless such employment cessation was due to the Recipient’s disability as defined in Section 22(e)(3) of the Code, in which case such three (3)-month period shall be twelve (12) months. If the Recipient dies while employed by the Corporation or a Subsidiary, the Committee may permit the Recipient’s qualified personal representatives, or any persons who acquire the Qualified Option pursuant to his or her will or the laws of descent and distribution, thereafter to exercise such Option during its remaining term for a period of not more than twelve (12) months after the Recipient’s death to the extent that the Option was then and remains exercisable. The Committee may impose terms and conditions upon and for said exercise of such Qualified Option after such cessation of the Recipient’s employment or his or her death.

(d)

The purchase price of a share of Stock subject to any Qualified Option, as determined by the Committee, shall not be less than the Stock’s fair market value at the time such Option is awarded, as determined under paragraph 15 hereof.

8.	Non-Qualified Option. In addition to other applicable provisions of the Plan, all Non-Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:
(a)

The time period during which any Non-Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date such Option is awarded.

(b)

If a Recipient of a Non-Qualified Option, before its lapse or full exercise, ceases to be eligible under the Plan, the Committee may permit the Recipient thereafter to exercise such Option for a period of three (3) months, to the extent that the Option was then and remains exercisable, or for such time period and under such terms and conditions as may be prescribed by the Committee.

(c)

The purchase price of a share of Stock subject to any Non-Qualified Option, as determined by the Committee, shall not be less than the Stock’s fair market value at the time such Option is awarded, as determined under paragraph 15 hereof.

9.	Stock Appreciation Rights. In addition to other applicable provisions of the Plan, all SARs and Awards thereof shall be subject to the following terms and conditions:
(a)

SARs may be granted either alone, or in connection with another previously or contemporaneously granted Award (other than another SAR) so as to operate in tandem therewith by having the exercise of one affect the right to exercise the other, as and when the Committee may determine; provided, however, that no SAR shall be awarded in connection with a Qualified Option more than ten (10) years after the date the Plan is adopted by the Board or the date the Plan is approved by the Corporation’s shareholders, whichever date is earlier.

(b)

Each SAR shall entitle its Recipient to receive upon exercise of the SAR all or a portion of the excess of (i) the fair market value at the time of such exercise of a specified number of shares of Stock as determined by the Committee, over (ii) a specified price as determined by the Committee of such number of shares of Stock that, on a per share basis, is not less than the Stock’s fair market value at the time the SAR is awarded.

(c)

Upon exercise of any SAR, the Recipient shall be paid either in cash or in Stock, or in any combination thereof, as the Committee shall determine. If such payment is to be made in Stock, the number of shares thereof to be issued pursuant to the exercise shall be determined by dividing the amount payable upon exercise by the Stock’s fair market value at the time of exercise.

(d)

The time period during which any SAR is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date such SAR is awarded; provided, however, no SAR connected with another Award shall be exercisable beyond the last date that such other connected Award may be exercised.

(e)

If a Recipient of a SAR, before its lapse or full exercise, ceases to be eligible under the Plan, the Committee may permit the Recipient thereafter to exercise such SAR during its remaining term, to the extent that the SAR was then and remains exercisable, for such time period and under such terms and conditions as may be prescribed by the Committee.

(f)

No SAR shall be awarded in connection with any Qualified Option unless the SAR (i) lapses no later than the expiration date of such connected Option, (ii) is for not more than the difference between the Stock purchase price under such connected Option and the Stock’s fair market value at the time the SAR is exercised, (iii) is transferable only when and as such connected Option is transferable and under the same conditions, (iv) may be exercised only when such connected Option may be exercised, and (v) may be exercised only when the Stock’s fair market value exceeds the Stock purchase price under such connected Option.

10.	Restricted Stock. In addition to other applicable provisions of the Plan, all Restricted Stock and Awards thereof shall be subject to the following terms and conditions:
(a)

Restricted Stock shall consist of shares of Stock that may be acquired by and issued to a Recipient at such time, for such or no purchase price, and under and subject to such transfer, forfeiture and other restrictions, conditions or terms as shall be determined by the Committee, including, but not limited to, prohibitions against transfer, substantial risks of forfeiture within the meaning of Section 83 of the Code, and attainment of performance or other goals, objectives or standards, all for or applicable to such time periods as determined by the Committee.

(b)

Except as otherwise provided in the Plan or the Restricted Stock Award, a Recipient of shares of Restricted Stock shall have all the rights as does a holder of Stock, including, without limitation, the right to vote such shares and receive dividends with respect thereto; provided, however, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Award.

(c)

Each certificate issued for shares of Restricted Stock shall be deposited with the Secretary of the Corporation, or the office thereof, and shall bear a legend in substantially the following form and content:

The shares of Stock represented by this Certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all of the terms and conditions of a Restricted Stock Agreement dated as of _____________, a copy of which the Corporation shall furnish to the holder of this Certificate upon request and without charge. The release of this Certificate and the shares of Stock hereby represented shall occur only as provided by the 2006 Equity Compensation Plan and Restricted Stock Agreement, copies of which are on file in the office of the Secretary of the Corporation.

Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to such Restricted Stock, a certificate for the share of Stock free thereof without such legend shall be issued to the Recipient.

(d)

If a Recipient’s employment with the Corporation or a Subsidiary cease for any reasons prior to the lapse of the restrictions, conditions or terms applicable to his of her Restricted Stock, all of the Recipient’s Restricted Stock still subject to unexpired restrictions, conditions or terms shall be forfeited absolutely by the Recipient to the Corporation without payment or delivery of any consideration or other thing of value by the Corporation or its affiliates, and thereupon and thereafter neither the Recipient nor his or her heirs, personal or legal representatives, successors, assigns, beneficiaries, or any claimants under the Recipient’s last will or the laws of descent and distribution, shall have any rights or claims to or interests in the forfeited Restricted Stock or any certificates representing shares thereof, or claims against the Corporation or its affiliates with respect thereto.

11.	Performance Units. In addition to the other applicable provisions of the Plan, all Performance Units and Awards thereof shall be subject to the following terms and conditions:
(a)

The Committee may grant Performance Units to a Recipient. Each Performance Unit shall represent the right of the Recipient to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met. A Performance Unit shall be based on the fair market value of a share of Stock or on such other measurement base as the Committee deems appropriate. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Units.

(b)

When Performance Units are granted, the Committee shall establish the performance period during which performance shall be measured (the “Performance Period”), performance goals applicable to the Units (“Performance Goals”) and such other conditions of the Award as the Committee deems appropriate. Performance Goals may relate to the financial performance of the Corporation or its operating units, the performance of Stock, individual performance, or such other criteria as the Committee deems appropriate.

(c)

At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units are met and the amount, if any, to be paid with respect to the Performance Units. Payments with respect to Performance Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with Performance Units, but may not exercise discretion to increase any such amount payable to a “Covered Employee”, as such term is defined in Code Section 162(m)(3) with respect to a Performance Unit subject to paragraph 12. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Unit or other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(d)

If the Recipient ceases to be employed by the Corporation during a Performance Period, or if other conditions established by the Committee are not met, the Grantee’s Performance Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement, as it deems appropriate.

12.

Performance Conditions. The vesting conditions or other conditions applicable to a Restricted Stock Award or a Performance Unit Award shall be determined by the Committee, in its discretion. The Committee may condition the grant or vesting of a Restricted Stock Award or a Performance Unit Award on the satisfaction of performance conditions (“Performance Criteria”), each such Award being herein referred to as a “Performance Award.” No Performance Award that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code shall be granted or shall vest, as the case may be, unless the applicable Performance Criteria (i) are pre-established by the Committee in writing no later than 90 days after the commencement of the period to which the performance condition related (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) of the Code), and (ii) are objective and shall otherwise meet the requirements of Code Section 162(m) in the regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” and consist of an objectively determinable measure of performance relating to any or any combination of the following (measured absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the contest permits, on a divisional, subsidiary, line of business, project or geographic basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Determinations by the Committee as to the establishment of Performance Criteria, the amount potentially payable in respect of Performance Awards, and the level of actual achievement of the specified performance criteria shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to the applicable regulations under Code Section 162(m), prior to settlement of each Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or the regulations thereunder, such provisions shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of the compensation otherwise payable in connection with any such Award upon attainment of the applicable Performance Criteria.

13.

Exercise. Awards may be exercised in whole or in part by giving written notice thereof to the Committee, or its designee, identifying the Award being exercised, the number of shares of Stock with respect thereto, and other information pertinent to exercise of the Award. The purchase price of the shares of Stock with respect to which an Award is exercised shall be paid with the written notice of exercise, either in cash or in Stock at its then current fair market value, or in any combination thereof, as the Committee shall determine; provided, however, that if the Stock tendered as payment for a Qualified Option was acquired through the exercise of a Qualified Option, the Recipient must have held such stock for a period not less than the holding period described in Code Section 422 (a)(I). Stock utilized to exercise an Award shall not be available to be issued under the Plan pursuant to paragraph 3. Stock Options may also be exercised by delivery to the Corporation or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker/dealer to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Corporation to pay the exercise price or by such other method as the Committee may approve. Proceeds of Stock Option exercises may not be utilized by the Committee to purchase shares of Stock on the open market for the purpose of increasing the number of shares of Stock available for Awards pursuant to paragraph 3.

The number of shares of Stock subject to an Award shall be reduced by the number of shares of Stock (or, with respect to an SAR, an equivalent amount of cash) with respect to which the Recipient has exercised rights under the Award. If a SAR is awarded in connection with another Award, the number of shares of Stock that may be acquired by the Recipient under the other connected Award shall be reduced by the number of shares of Stock with respect to which the Recipient has exercised his or her SAR, and the number of shares of Stock subject to the Recipient’s SAR shall be reduced by the number of shares of Stock acquired by the Recipient pursuant to the other connected Award.

The Committee may permit an acceleration of previously established exercise terms of any Awards or the lapse of restrictions thereon as, when, under such facts and circumstances, and subject to such other or further requirements and conditions as the Committee may deem necessary or appropriate. In addition, upon a Change in Control, notwithstanding any other provision of the Plan to the contrary, any and all Awards immediately shall become and remain exercisable with respect to the total amount of shares of Stock still subject thereto for the remainder of their respective terms. If a Change in Control occurs, the Committee shall immediately notify the Recipients in writing of the occurrence of such an event and their rights under this paragraph 13. For purposes of this paragraph 13, a Change in Control shall mean any of the following:

(a)

any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Corporation, a Subsidiary, an employee benefit plan of the Corporation or a Subsidiary (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation’s then outstanding securities;

(b)	the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of the Corporation to an entity which is not a direct or indirect Subsidiary;
(c)

the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation share transfer, share exchange or similar transaction involving the Corporation, unless (A) the shareholders of the Corporation immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of the Corporation immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; or

(d)

any other event which is at any time irrevocably designated as a “Change in Control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of the Corporation.

14.

Withholding. Whenever the Corporation is about to issue or transfer Stock pursuant to any Award, the Corporation may require the Recipient to remit to the Corporation an amount sufficient to satisfy fully any federal, state and other jurisdictions’ income and other tax withholding requirements prior to the delivery of any certificates for such shares of Stock. Stock utilized to satisfy a tax obligation shall not be available to be issued under the Plan pursuant to paragraph 3. Whenever payments are to be made in cash to any Recipient pursuant to his or her exercise of an Award, such payments shall be made net after deduction of all amounts sufficient to satisfy fully any federal, state and other jurisdictions’ income and other tax withholding requirements.

15.

Value. Where used in the Plan, the “fair market value” of Stock or Options or rights with respect thereto, including Awards, shall mean and be determined by: (a) in the event that the Stock is listed on an established exchange, the closing price of the Stock on the relevant date or, if no trade occurred on that day, on the next preceding day on which a trade occurred, (b) in the event that the Stock is not listed on an established exchange, but is then quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the average of the average of the closing bid and asked quotations of the Stock for the five(5) trading days immediately preceding the relevant date, or (c) in the event that the stock is not then listed on an established exchange or quoted on NASDAQ, the average of the average of the closing bid and asked quotations of the Stock for five (5) trading days immediately preceding the relevant date as reported by such brokerage firms which are then making a market in the Stock. In the event that the Stock is not listed on an established exchange, quoted on NASDAQ, and no closing bid and asked quotations are available, fair market value shall be determined in good faith by the Committee. In the case of (b) or (c) above, in the event that no closing bid or asked quotation is available on one or more of such trading days, fair market value shall be determined by reference to the five (5) trading days immediately preceding the relevant date on which closing bid and asked quotations are available.

16.

Amendment. The Board may amend or terminate the Plan at any time; provided, however, that any amendment that increases the aggregate number (or individual limit for any single Recipient) of shares of Stock that may be issued or transferred under the Plan (other than by operation of paragraph 20), modifies the requirements as to eligibility for participation in the Plan or reduces the exercise price of any Options (other than adjustments referenced in paragraph 20), shall be subject to approval by the shareholders of the Corporation and, provided further, that the Board shall not amend the Plan without shareholder approval if such approval is required by Rule 16(b)-3 of the Exchange Act or Code Section 162(m). For avoidance of doubt, without previous approval by shareholders, no action may be taken that would result in amending or replacing previously granted Options or SARs in a transaction that constitutes a “repricing” as such term is used in NASDAQ Rule 4350(i), nor may any previously granted Options or SARs be cancelled and reissued at a lower exercise price without previous approval by shareholders. The amendment or termination of the Plan shall not, without the consent of the Recipients, altar or impair any rights or obligations under any Award previously granted hereunder.

In addition and subject to the foregoing, the Committee may prescribe other or additional terms, conditions and provisions with respect to the grant or exercise of any or all Awards as the Committee may determine necessary or appropriate for such Awards and the Stock subject thereto to qualify under and comply with all applicable laws, rules and regulations, and changes therein, including but not limited to the provisions of Code Sections 421 and 422 and Section 16 of the Exchange Act. Without limiting the generality of the preceding sentence, each Qualified Option, and any SAR awarded in connection therewith, shall be subject to such other and additional terms, conditions and provisions as the Committee may deem necessary or appropriate in order to qualify such Option, or connected Option and SAR, as an incentive stock option under Code Section 422, including, but not limited to, the following provisions:

(i)

the aggregate fair market value, at the time such Option is awarded, of the Stock subject thereto and of any Stock or other capital stock with respect to which incentive stock options qualifying under Code Sections 421 and 422 are exercisable for the first time by the Recipient during any calendar year under the Plan and any other plans of the Corporation of its affiliates, shall not exceed $100,000; and

(ii)

No Qualified Option, or any SAR in connection therewith, shall be awarded to any person if at the time of such Award, such person owns Stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Corporation or its affiliates, unless at the time such Option of SAR is awarded the Stock purchase price under such Option is at least one hundred and ten percent (110%) of the fair market value of the Stock subject to such Option and the Option (and any SAR connected therewith) by its terms is not exercisable after the expiration of five (5) years from the date it is awarded.

From time to time, the Committee may rescind, revise and add to any of such terms, conditions and provisions as may be necessary or appropriate to have any Awards be or remain qualified and in compliance with all applicable laws, rules and regulations, and may delete, omit or waive any of such terms, conditions or provisions that are no longer required by reason of changes in applicable laws, rules or regulations.

17.

Continued Employment. Nothing in the Plan or any Award shall confer upon any Recipient or other persons any right to continue in the employment of, or maintain any particular relationship with, the Corporation or its affiliates, or limit or affect any rights, powers or privileges that the Corporation or its affiliates may have to supervise, discipline and terminate such Recipient or other persons, and the employment and other relationships thereof. However, the Committee may require as a condition of making and/or exercising any Award that its Recipient agree to, and in fact provide, services, either as an employee or in another capacity, to or for the Corporation or any Subsidiary for such time period following the date the Award is made and/or exercised as the Committee may prescribe. The immediately preceding sentence shall not apply to any Qualified Option to the extent such application would result in disqualification of said Option as an incentive stock option under Code Sections 421 and 422.

18.

General Restrictions. Each Award shall be subject to the requirement and provision that if at any time the Committee determines it necessary or desirable as a condition of or in consideration of making such Award, or the purchase or issuance of Stock thereunder, (a) the listing, registration or qualification of the Stock subject to the Award, or the Award itself, upon any securities exchange or under any federal or state securities or other laws, (b) the approval of any governmental authority, or (C) an agreement by the Recipient with respect to the disposition of any Stock (including, without limitation, that at the time of the Recipient’s exercise of the Award, any Stock thereby acquired is being and will be acquired solely for investment purposes and without any intention to sell or distribute such Stock), then such Award shall not be consummated in whole or in part unless such listing, registration, qualification, approval or agreement shall have been appropriately effected or obtained to the satisfaction of the Committee and legal counsel for the Corporation.

19.

Rights. Except as otherwise provided in the Plan, the Recipient of any Award shall have no rights as a holder of the Stock subject thereto unless and until one or more certificates for the shares of such Stock are issued and delivered to the Recipient. No adjustments shall be made for dividends, either ordinary or extraordinary, or any other distributions with respect to Stock, whether made in cash, securities or other property, or any rights with respect thereto, for which the record date is prior to the date that any certificates for Stock subject to an Award are issued to the Recipient pursuant to his or her exercise thereof. No Award, or the grant thereof, shall limit or affect the right or power of the Corporation or its affiliates to adjust, reclassify, recapitalize, reorganize or otherwise change its or their capital or business structure, or to merge, consolidate, dissolve, liquidate or sell any or all of its or their business, property or assets.

20.

Adjustments. In the event of any change in the number of issued and outstanding shares of Stock which results from a stock split, reverse stock split, payment of a stock dividend or any other change in the capital structure of the Corporation, the Committee shall proportionately adjust the maximum number of shares subject to each outstanding Award, and (where appropriate) the purchase price per share thereof (but not the total purchase price under the Award), so that upon exercise or realization of such Award, the Recipient shall receive the same number of shares he or she would have received had he or she been the holder of all shares subject to his or her outstanding Award and immediately before the effective date of such change in the number of issued and outstanding shares of Stock. Such adjustments shall not, however, result in the issuance of fractional shares. Any adjustments under this paragraph 20 shall be made by the Committee. No adjustments shall be made that would cause a Qualified Option to fail to continue to qualify as an incentive stock option within the meaning of Code Section 422.

In the event the Corporation is a party to any merger, consolidation or other reorganization, any and all outstanding Awards shall apply and relate to the securities to which a holder of Stock is entitled after such merger, consolidation or other reorganization. Upon any liquidation or dissolution of the Corporation, any and all outstanding Awards shall terminate upon consummation of such liquidation or dissolution, but prior to such consummation shall be exercisable to the extent that the same otherwise are exercisable under the Plan.

21.

Forfeiture. Notwithstanding anything to the contrary in this Plan, if the Committee finds after full consideration of the facts presented on behalf of the Corporation and the involved Recipient, that he or she has been engaged in fraud, embezzlement, theft, commission of a felony, dishonesty in the course of his or her employment by the Corporation or any Subsidiary, or that the Recipient has disclosed trade secrets of the Corporation or its affiliates or has engaged in any other activity that is injurious to the Corporation or its affiliates, the Recipient shall forfeit all rights under and to all unexercised Awards, and all exercised Awards under which the Corporation has not yet delivered payment or certificates for shares of Stock (as the case may be), all of which Awards and rights shall be automatically canceled. The decision of the Committee as to the cause of the Recipient’s discharge from employment with the Corporation or any Subsidiary and the damage thereby suffered shall be final for purposes of the Plan, but shall not affect the finality of the Recipient’s discharge by the Corporation or Subsidiary for any other purposes. The preceding provisions of this paragraph shall not apply to any Qualified Option to the extent such application would result in disqualification of said Option as an incentive stock option under Code Sections 421 and 422.

22.

Transferability of Awards. Except as otherwise specifically provided in this paragraph 22 or as otherwise permitted by the Committee in accordance with applicable law, Awards may not be transferred, assigned, pledged or hypothecated in any manner and shall not be subject to execution, levy, attachment or similar process, and any attempted transfer, assignment, pledge, hypothecation or other disposition of an Award or execution, levy, attachment or similar process upon an Award shall be null and void and without effect. Only the Recipient or his or her authorized representative may exercise rights under an Award. Such persons may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Awards other than Qualified Options, if permitted under Rule 16(b)-3 of the Exchange Act and if permitted in any specific case by the Committee, in its sole discretion, pursuant to a Qualified Domestic Relations Order as defined under the Code or of ERISA or the regulations thereunder. When a Recipient dies, the representative or other person entitled to succeed the rights of the Recipient, (the “Successor Recipient”) may exercise such rights. A Successor Recipient must furnish proof satisfactory to the Corporation of his or her right to receive the Award under the Recipient’s will or under the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, permit a Recipient to transfer nonqualified options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners (a “Family Transfer”), provided that the Recipient receives no consideration for the Family Transfer and the Award instruments relating to the nonqualified options transferred in a family transfer continue to be subject to the same terms and conditions that were applicable to such nonqualified options immediately prior to the Family Transfer. Under no circumstances may any Awards be transferred, assigned, pledged or hypothecated in any manner by a Recipient in exchange for consideration.

23.

Indemnification. In and with respect to the administration of the Plan, the Corporation shall indemnify each present and future member of the Committee and/or of the Board, who shall be entitled without further action on his or her part to indemnity from the Corporation for all damages, losses, judgments, settlement amounts, punitive damages, excise taxes, fines, penalties, costs and expenses (including without limitation attorneys’ fees and disbursements) incurred by such member in connection with any threatened, pending or completed action, suit or other proceedings of any nature, whether civil, administrative, investigative or criminal, whether formal or informal, and whether by or in the right or name of the Corporation, any class of its security holders, or otherwise in which such member may be or have been involved, as a party or otherwise, by reason of his or her being or having been a member of the Committee and/or of the Board, whether or not he or she continues to be such a member. The provisions, protection and benefits of this paragraph shall apply and exist to the fullest extent permitted by applicable law to and for the benefits of all present and future members of the Committee and/or of the Board, and their respective heirs, personal and legal representatives, successors and assigns, in addition to all other rights that they may have as a matter of law, by contract, or otherwise, except (a) as may not be allowed by applicable law, (b) to the extent there is entitlement to insurance proceeds under insurance coverage provided by the Corporation on account of the same matter or proceeding for which indemnification hereunder is claimed, or (c) to the extent there is entitlement to indemnification from the Corporation, other than under this paragraph, on account of the same matter or proceeding for which indemnification hereunder is claimed.

24.

Miscellaneous. Any reference contained in this Plan to a particular section or provision of law, rule or regulation, including, but not limited to, the Code and the Exchange Act, both as amended, shall include any subsequently enacted or promulgated section or provision of law, rule or regulation, as the case may be, of similar import. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor rule that may be promulgated by the Securities and Exchange Commission, to the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by applicable law and deemed advisable by the Committee, and to the extent that there are additional requirements under Rule 16b-3, it is the responsibility of the participants to satisfy such requirements. Where used in this Plan, the plural shall include the singular, and unless the context otherwise clearly requires, the singular shall include the plural; and, the term “affiliates” shall mean each and every Subsidiary and any parent of the Corporation. The captions of the numbered paragraphs contained in this Plan are for convenience only, and shall not limit or affect the meaning, interpretation or construction of any of the provisions in this Plan. The validity, construction, interpretation and effect of the Plan and Awards issued under the Plan shall be governed, construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania. It is intended that Awards under the Plan shall either (a) qualify as compensatory arrangements that do not constitute “deferred compensation” subject to Code Section 409A, or (b) satisfy the requirements of Code Section 409A. The Plan and Awards hereunder shall be construed accordingly.

IN WITNESS WHEREOF, Sterling has caused this Plan to be executed on this ____ day of ____________________, 2006.

ATTEST:	STERLING FINANCIAL CORPORATION
By:	By: